Exhibit 99.1

PRESS RELEASE

Dated: July 26, 2007

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Joseph D. Borgerding
President & CEO
Voice: 434-292-8100 or E-mail: Joe.Borgerding@cbtva.com

Second Quarter 2007 Earnings Reported by Citizens Bancorp of Virginia

[Blackstone, Virginia] Citizens Bancorp of Virginia, Inc., the parent company of Citizens Bank and Trust Company, reported second quarter earnings for 2007 of $906 thousand or $0.37 per share, compared to earnings of $884 thousand or $0.36 per share were reported for the second quarter of 2006, an increase of 2.5% over 2006. Assets at June 30, 2007 were $287.6 million, an increase of $6.7 million compared to $280.9 million at December 31, 2006, a 2.4% increase. Loan balances increased by $9.5 million to $207.7 million at June 30, 2007 as compared to the $198.2 million at December 31, 2006.

The Company views controlling the interest margin as a key factor in dealing with the ongoing, high short-term interest rates in order to minimize any erosion of the interest margin for the remainder of 2007. For the six months ended June 30, 2007, the net interest margin was 4.33% which is four basis points less than the 4.37% margin for the same period of 2006. The Company’s return on average assets annualized for the first six months of 2007 was 1.22%, an increase of seven basis points from 1.15% for the same period in 2006. The return on average stockholders’ equity for the first six months of 2007 was 9.68%, a decrease of 38 basis points from 9.30% for the same period in 2006.

Interest and dividend income for the second quarter of 2007 was $4.4 million, up $353 thousand as compared to $4.1 million for the same period in 2006. For the first six months of 2007 interest and dividend income was $8.6 million, an increase of $711 thousand for the first six months of 2006. Average balances for earning assets were $258.2 million for the first six months of 2007 which was $3.7 million higher than the average earning assets for the same period in 2006. Average loan balances for the first half of 2007 were $1.4 million lower than the same period in 2006. The net increase in average earning asset balances were the result of average investment balances being $2.4 million greater along with higher average overnight funds balances of $2.7 million for the first half of 2007 as compared to the 2006 period. Improving loan yields and higher short-term interest rates contributed to increasing the earning assets yield to 6.84% for the first half of 2007, or 46 basis points greater than the yield of 6.38% for the same period of 2006. Interest expense on deposit accounts and borrowed funds for the second quarter of 2007 totaled $1.7 million, or $341 thousand greater than the second quarter of 2006, an increase of 26.0%. Interest expense totaled $3.2 million for the first six months of 2007, an increase of $674 thousand from the same period in 2006. Contributing to the year-over-year increase in interest expense was the combination of higher average time deposit balances of $4.7 million as compared to the first six months of 2006, and the impact that sustained higher short-term rates have on the cost of funds. In addition to the increase in time deposit balances, the yield cost on time deposits for the first half of 2007 was 4.42% or an 81 basis point increase over the same period in 2006. Average balances on deposit accounts and borrowed funds amounted to $244.9 million for the first half of 2007, which is $3.6 million greater than the average balance of $241.3 million for the same period in 2006. The cost of funds for the first six months of 2007 was 2.65%, which is an increase of 53 basis points from 2.12% for the same period in 2006. Non-interest bearing demand deposit average balances for the first six months of 2007 were $36.1 million, or $392 thousand greater than compared to the same period in 2006. The net interest spread and net interest margin for the first half of 2007 was 3.74% and 4.33%, respectively, as compared to 3.89% and 4.37%, respectively, for the same period of 2006.

Non-interest income for the second quarter of 2007 was $612 thousand, or $4 thousand less than the same quarter in 2006. The results, excluding non-recurring items such as gains on Other Real Estate Owned sales, give a better indication of the core improvement in non-interest income over the previous year. Exclusive of the $15 thousand in OREO gains for the second quarter of 2007, and the $77 thousand in OREO gains for the same period of 2006, non-interest income was $597 thousand, or $58 thousand greater than the $539 thousand for the second quarter of 2006, or a 10.8% increase. Likewise, the year-to-date non-interest income (exclusive of OREO gains) for 2007 was $1.1 million, or $100 thousand greater than the $1.0 million for the first half of 2006, or a 10.0% increase.

Non-interest expenses during the second quarter of 2007 were $2.1 million, or a decrease of only 0.4% or $9 thousand from the same period in 2006. For the first six months of 2007, non-interest expenses totaled $4.2 million, an increase of $27 thousand, or 0.7% greater than the same period in 2006. Management continues to examine ways to improve operating efficiencies while maintaining a high level of service to our customers.

President and Chief Executive Officer Joseph D. Borgerding stated, “We are very pleased with second quarter 2007 results which are reflective of the strong, steady performance of the Bank in a challenging environment. We continue to see further expansion in our newer banking markets, as well as the continued support from customers in our more established communities.”

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia. The bank has eleven offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia. Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”. Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its other filings with the Securities and Exchange Commission.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Balance Sheet

(Dollars in thousands, except share data)

	June 30,	December 31,
	2007	2006
Assets	(Unaudited)

Cash and due from banks	$ 9,293	$ 8,318
Interest-bearing deposits in banks	2,154	653
Federal funds sold	2,660	4,114
Securities available for sale, at fair market value	47,070	51,078
Restricted securities	631	632
Loans, net of allowance for loan losses of $1,940
and $1,935	207,701	198,234
Premises and equipment, net	7,960	8,033
Accrued interest receivable	1,803	1,820
Other assets	8,295	8,033

Total assets	$ 287,567	$ 280,915

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$ 38,320	$ 38,085
Interest-bearing	205,435	201,258
Total deposits	$ 243,755	$ 239,343
Short term borrowings	5,382	4,369
Accrued interest payable	1,655	1,374
Accrued expenses and other liabilities	1,128	772
Total liabilities	$ 251,920	$ 245,858

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $0.50 par value; authorized 1,000,000 shares;
none outstanding	$ -	$ -
Common stock, $0.50 par value; authorized 10,000,000 shares;
issued and outstanding, 2,440,750	1,220	1,220
Additional paid-in capital	49	49
Retained earnings	35,588	34,654
Accumulated other comprehensive income (loss), net	(1,210)	(866)
Total stockholders' equity	$ 35,647	$ 35,057

Total liabilities and stockholders' equity	$ 287,567	$ 280,915

See accompanying notes to interim financial statements.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Interest and dividend income
Loans, including fees	3,852	3,575	7,484	6,927
Investment securities
Taxable	377	345	777	695
Exempt from federal income tax	118	117	237	235
Dividends	7	9	16	23
Federal funds sold	33	38	69	44
Other	51	2	56	4
Total interest and dividend income	4,439	4,086	8,639	7,928

Interest expense
Deposits	1,606	1,272	3,121	2,447
Short term borrowings	49	42	94	94
Total interest expense	1,655	1,314	3,215	2,541

Net interest income	2,784	2,772	5,424	5,387

Provision for loan losses	-	19	-	34

Net interest income after provision
for loan losses	2,784	2,753	5,424	5,353

Non-interest income
Service charges on deposit accounts	316	324	600	634
Net gain on sales of loans	23	31	60	45
Net gain on sale of OREO	15	77	15	77
Income from bank owned life ins.	74	66	137	127
ATM fee income	102	61	192	128
Other	82	57	148	98
Total non-interest income	612	616	1,152	1,109

Non-interest expense
Salaries and employee benefits	1,256	1,191	2,472	2,360
Net occupancy expense	142	144	269	264
Equipment expense	163	190	327	372
Other	557	602	1,095	1,140
Total non-interest expense	2,118	2,127	4,163	4,136

Income before income taxes	1,278	1,242	2,413	2,326

Income taxes	373	358	698	661

Net income	906	884	1,715	1,665

Earnings per share, basic & diluted	0.37	0.36	0.70	0.68
Weighted average shares
outstanding	2,440,750	2,440,750	2,440,750	2,440,750

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